Exhibit 99.2

CONTACT:	Paul D. Baker
Comverse Technology, Inc.
One Huntington Quadrangle Third Floor
Melville, New York 11747
(516) 677-7226

Comverse Technology Announces Completion of Its Zero Yield Puttable Securities

Exchange Offer

NEW YORK, NY, January 26, 2005 – Comverse Technology, Inc. (NASDAQ: CMVT) announced today that it completed its offer to holders of its outstanding contingent convertible senior notes, known as Zero Yield Puttable Securities (“ZYPS”), to exchange such ZYPS (the “Existing ZYPS”) for new ZYPS (the “New ZYPS”).

Of the $420 million of Existing ZYPS outstanding prior to the exchange offer, approximately $417.7 million aggregate principal amount, representing approximately 99.5 percent of the original issue, were validly tendered in exchange for an equal principal amount of the New ZYPS. All Existing ZYPS that were properly tendered were accepted for exchange. The New ZYPS contain a net share settlement feature which provides that, upon conversion, the Company would pay to the holder cash equal to the lesser of the conversion value and the principal amount of the New ZYPS being converted and would issue to the holder the remainder of the conversion value in excess of the principal amount, if any, in shares of the Company’s common stock (the “New Conversion Method”). The offer followed the Emerging Issues Task Force of the Financial Accounting Standards Board’s (FASB) September 30, 2004 decision (EITF 04-8) requiring contingently convertible debt to be included in diluted earnings per share computations as if the notes were converted into common shares at the time of issuance (the “if converted” method) regardless of whether market price triggers or other contingent features have been met. Because these recent accounting changes would require the Company to include the shares of common stock underlying the Existing ZYPS in its diluted earnings per share computations, pursuant to the exchange offer, the Company offered to the Existing ZYPS holders, New ZYPS convertible under the New Conversion Method. Under EITF 04-8, the Company will not be required to include any shares issuable upon conversion of the New ZYPS issued in the exchange offer in its diluted shares outstanding unless the market price of the Company’s common stock exceeds the conversion price, and would then only have to include that number of shares as would then be issuable based upon the in-the-money value of the conversion rights under the New ZYPS.

The exchange offer was made pursuant to the Company’s prospectus that includes full details of the terms and conditions of the exchange offer.

Lehman Brothers acted as the dealer manager for the exchange offer.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Note: This release (and oral statements made regarding the subjects of this press release) may contain “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The words “estimate,” “project,” “intend,” “expect,” “believe” and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks and some uncertainties. There can be no assurances that forward-looking statements will be achieved, and actual results could differ materially from forecasts and estimates. Important factors that could cause actual results to differ materially include: changes in the demand for the Company’s products; changes in capital spending among the Company’s current and prospective customers; the risks associated with the sale of large, complex, high capacity systems and with new product introductions as well as the uncertainty of customer acceptance of these new or enhanced products from either the Company or its competition; risks associated with rapidly changing technology and the ability of the Company to introduce new products on a timely and cost-effective basis; aggressive competition may force the Company to reduce prices; a failure to compensate any decrease in the sale of the Company’s traditional products with a corresponding increase in sales of new products; risks associated with changes in the competitive or regulatory environment in which the Company operates; risks associated with prosecuting or defending allegations or claims of infringement of intellectual property rights; risks associated with significant foreign operations and international sales and investment activities, including fluctuations in foreign currency exchange rates, interest rates, and valuations of public and private equity; the volatility of macroeconomic and industry conditions and the international marketplace; risks associated with the Company’s ability to retain existing personnel and recruit and retain qualified personnel; and other risks described in filings with the Securities and Exchange Commission (SEC). These risks and uncertainties are discussed in greater detail in the filings of the Company with the SEC, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

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